SECURITIES AND EXCHANGE COMMISSION


                          WASHINGTON, D.C. 20549


                           _____________________



                                 FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934




Date of Report                                  October 10, 1997
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                    (Date of earliest event reported)




                 New York State Electric & Gas Corporation
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
          (Exact name of registrant as specified in its charter)



   New York                 1-3103-2              15-0398550
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(State or other           (Commission           (IRS Employer
 jurisdiction of           File Number)       Identification No.)
 incorporation)



  P.O. Box 3287, Ithaca, NY                        14852-3287
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
(Address of principal executive offices)              (Zip Code)



                                                   607-347-4131
Registrant's telephone number, including area code . . . . . .



                                    NA
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
 (Former name or former address, if changed since last report)

Item 5.  Other Matters

Competitive Conditions  (See Form 10-Q for the quarter ended June
30, 1997, Item 2(a) - Liquidity and Capital Resources -
Competitive Conditions - Electric Industry, Electric Rate and
Restructuring Plan.)

     On October 10, 1997, New York State Electric & Gas
Corporation issued the following news release regarding the filing of its electric rate and restructuring plan with the Public Service Commission of the State of New York.


                    INNOVATIVE RESTRUCTURING PLAN FILED

     FOR IMMEDIATE RELEASE

          Ithaca, NY, October 10, 1997 - An innovative and aggressive restructuring plan jointly developed by the New York State Public Service Commission (PSC) staff, NYSEG, the New York Power Authority, the New York State Department of Economic Development, the National Association of Energy Services Companies, and The Joint Supporters, a coalition of energy service companies and consumers in favor of competition, has been filed with the PSC. The plan will bring competition to the NYSEG electric service area.

          The restructuring plan will reduce electric prices, provide an economic development boost and enable all NYSEG electric customers to begin choosing their electricity supplier by August 1, 1999. Approval of the plan is expected by the end of the year.

          Highlights of the plan include:

     Price Cuts

            - Eliminating a 7% increase in electric prices already approved by the PSC.

            - Capping overall, average electric prices for residential and commercial customers for four years.

            -  Cutting prices an additional 5% for
               residential and commercial customers at the beginning of the fifth year of the plan.

            - Reducing prices 5% in each of the next five years for eligible industrial, commercial and public authority customers who are heavy users of electricity.

       - Cutting prices further by working diligently to reduce the onerous burden of nonutility generator (NUG) contracts, reduce the state gross receipts tax and encourage the passage of securitization legislation.

          "We will forego $725 million in electric revenues to help reduce the price of electricity," said Wes von
     Schack, NYSEG's chairman, president and chief executive officer.

     NUG Contracts

          "While these revenue reductions are a major contribution to bringing down electric prices, our job is not done until the onerous burden placed upon our customers by the CalEnergy and Lockport Energy Associates NUG contracts is reduced. Our customers are paying almost $200 million per year in above-market energy costs because of these two contracts," von Schack said. "Renegotiation of these contracts is crucial to gaining further price reductions for our customers."

     Securitization and the Gross Receipts Tax

          Should the New York State legislature decide to adopt securitization legislation or additional reductions in the gross receipts tax, these savings will further reduce electric prices.

     Economic Development Boost

          "NYSEG has a long and enviable track record in economic development," von Schack said. "Under this plan, the eligibility criteria for attractive economic development and flexible electric prices for commercial and industrial customers will be broadened. These measures will give our recovering economy another boost."

     Customer Choice of Electricity Supplier

          All NYSEG electric customers will be able to choose their electricity supplier beginning August 1, 1999. "This is one of the most aggressive plans for customer choice in the country. Regardless of which supplier customers choose, we will continue to deliver electricity safely and reliably, just like we've been doing for over a century. Competition won't change our record for providing superior customer satisfaction," von Schack said.

New Corporate Structure

          Consistent with its recent application to the Federal Energy Regulatory Commission, the company's restructuring plan calls for the formation of a holding company. "The holding company structure is necessary for organizational flexibility in order to meet the demands of the competitive marketplace," von Schack said. Subsidiaries under the holding company will include an electric and natural gas delivery company, a power generation company and an energy services company.

     Generating Station Auction

          NYSEG will auction its seven coal-fired generating stations and its 18% interest in the Nine Mile Point 2
     (NMP2) nuclear generating station to establish the fair market value for the benefit of investors and customers. The company intends to bid on some or all of the coal-fired plants.

     Natural Gas Prices Remain Among the Lowest in the
     Northeast

          NYSEG's natural gas prices are among the lowest and most stable in the Northeast, and are currently frozen. While not part of this specific agreement, it is expected that these prices will continue to be frozen through the next five years following further negotiations with the PSC staff.

          "This plan for the transition to competition is the result of extensive discussions over the last year with many parties," von Schack said. "It's a plan that provides a clear road map to a vibrant, competitive marketplace. Competition is coming, we embrace it and look forward to the opportunities it will provide for our customers and New York State."

                                 SIGNATURE




     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                        NEW YORK STATE ELECTRIC & GAS CORPORATION
                                        (Registrant)


                        By             Gary J. Turton
                                       Gary J. Turton
                                Vice President and Controller
                                  (Chief Accounting Officer)



Date:  October 14, 1997